Exhibit 16.1



      LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

         We are the predecessor independent registered public accounting firm for Alternate Energy Holdings, Inc. (the Company). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8-K/A dated on October 14, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.



/s/ Rotenberg & Co., LLP

Rochester, New York
  October 14, 2009